Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 19, 2014, by and between MOBIQUITY NETWORKS, INC., a New York corporation (the “Company”) having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530 and Sean Trepeta (“Trepeta”) having an address at 600 Old Country Road, suite 541, Garden City, NY 11530.

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Trepeta and Trepeta desires to provide the services to Company as an employee in connection with Company’s business; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Trepeta’s services.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1. Employment

Trepeta hereby agrees to be employed by Company as its President.

2. Duties and Responsibilities of Trepeta

Trepeta’s duties and responsibilities shall be those assigned to him by the Board of Directors of the Company in addition to the following:

•	Establish and manage procedures and process of Sales Department;
•	Establish sales quota (monthly/quarterly/annually);
•	Define Necessary Hires for Sales Department;
•	Define Responsibilities for all employee within Sales Department;
•	Oversee and Maintain Salesforce accuracy (Sales Pipeline); and
•	Schedule Weekly Sales Department Meetings

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3. Exclusivity of Service

The Company agrees that Trepeta shall be a full-time employee of the Company. Trepeta may pursue other outside business interests that are not related to the same business as the Company, as long as it does not interfere with the everyday responsibilities of the Company.

4. Compensation; Bonus

(a)	In consideration for Trepeta’s services to be performed under this Agreement and as compensation therefor, Company shall pay to Trepeta, commencing as of the date set forth above, in addition to all other benefits provided for in this Agreement, a salary at the rate of Twenty Thousand ($20,000) Dollars per month, (the “Trepeta Salary”). All payments of Trepeta Salary shall be payable in accordance with Company’s policies.
(b)	Upon execution of this Agreement, Trepeta shall receive the grant of 10-year options to purchase 1,500,000 shares of Common Stock at the exercise price of $.50 per share under Mobiquity Technologies, Inc.’s (“MTI”) 2009 Stock Option Plan, with vesting to occur in equal quarterly amounts over the period of three years.
(c)	For calendar 2015, Trepeta shall be entitled to a bonus of $125,000 upon the revenues of the Company reaching a minimum of $6 million, increasing to $250,000 at such time as the Company’s revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a minimum 30% margin shall not count toward the aforementioned $6 million or $12 million benchmarks. The aforementioned bonus(es) once earned will be paid in quarterly amounts.
(d)	It is also agreed that the vesting period of all options owned by Trepeta will be accelerated upon a change in control of the Company or sale of substantially all of the assets of the Company.

5. Indemnification and Insurance

Trepeta shall be entitled to the following during and in respect of the term of this Agreement:

(a) The Company shall provide to Trepeta to the full extent provided for under the laws of the Company’s state of incorporation and the Company’s Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Trepeta when acting in such capacity for the Company and/or any subsidiary or affiliated business. The Company shall use reasonable best efforts to include Trepeta as an insured under all applicable directors’ and officers’ liability insurance policies maintained by the Company, and any other subsidiary or affiliated business.

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(b) Trepeta shall also be entitled to participation in the Company’s health insurance (subject to a waiting period as per employee handbook) for him and his family, two weeks paid vacation and three months’ severance pay if terminated without cause after six months continued employment.

6. Term of Employment

Trepeta shall be considered an employee at will.

7. Non-Competition; Non-Solicitation

(a) Trepeta hereby agrees and covenants that during the Term hereof that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the current business of the Company during the Term; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7.

(b) Trepeta agrees and covenants that during the Term of this Agreement and a period of one year thereafter, he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding twelve (12) months.

8. Termination

Termination by the Company with Cause. The following shall be considered acts of cause which shall void any payment of severance pay to Trepeta. “Cause” is hereby defined as event (i) of Trepeta’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of Company, (ii) Trepeta shall be convicted of, or plead nolo contendere to a felony or engages in other criminal conduct that could reasonably be expected to have a material adverse affect on the business, assets, properties, prospects, results of operations or financial condition of Company, or (iii) Trepeta’s failure to comply with the directions of the Company’s board of directors and/or executive officers. In the event this Agreement is terminated pursuant to this Section 8(a), Trepeta’s Salary and all benefits under Section 5(c) hereof shall terminate immediately upon such discharge, and Company shall have no further obligations to Trepeta except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination. Termination for cause shall also include failure to adhere to policies and Code of Conduct established by the Board of Directors.

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9. Violation of Other Agreements and Authority

Trepeta represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Trepeta is or may be a party, or by which Trepeta may be bound; that Trepeta is under no physical or mental disability that would materially interfere with the performance of his duties under this Agreement. Trepeta agrees that, as it is a material inducement to Company that Trepeta make the foregoing representations and warranties and that they be true in all material respects.

10. Company Authority Relative to this Agreement

The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated by it. The Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

11. Notices

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent via email to the email address provided for Mr. Trepeta below and, on behalf of the Company, to the email address of Dean Julia as set forth below.

12. Waivers

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13. Entire Agreement

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

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14. Inurement; Assignment

The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Trepeta hereunder shall be transferable or assignable by Trepeta.

15. Amendment

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

16. Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

18. Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of New York, County of Nassau. The parties hereby knowingly, irrevocably, voluntarily and intentionally waive any right they may have to a trial by jury in respect of any action, proceeding or counterclaim based on this employment Agreement or the transactions contemplated in it, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party to it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean Julia
Dean Julia, Co-CEO
Email: djulia@mobiquitynetworks.com

/s/ Sean Trepeta
Sean Trepeta
Email: strepeta@mobiquitynetworks.com

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